EXHIBIT 4.1

AMENDED PNM RESOURCES, INC. EMPLOYEE STOCK PURCHASE PLAN

PNM RESOURCES, INC.
EMPLOYEE STOCK PURCHASE PLAN

Effective as of May 13, 2003, PNM Resources, Inc. (the “Company”) adopted the PNM Resources, Inc. Employee Stock Purchase Plan (the “Plan”).  The Company now wishes to amend and restate the Plan to authorize additional shares under the Plan, effective as of May 28, 2008 (the “Effective Date”).

1.           Purpose of the Plan.  The Company believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success.  The purpose of the Plan is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become share owners.  It is the intention of the Company to have the plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”), as amended.  The provisions of the Plan, accordingly, shall be constructed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.           Shares Reserved for the Plan.  Effective as of May 13, 2003, there were 250,000 shares of the Company’s authorized but unissued or reacquired common stock reserved for purposes of the Plan.  In 2004, the Company completed a 3-for-2 stock split that resulted in 375,000 shares being reserved under the Plan.  As of the Effective Date, an additional 180,000 shares of the Company’s authorized but unissued or reacquired common stock were reserved for purposes of the Plan and results in a total of 555,000 shares reserved for purposes of the Plan.  The number of shares reserved for the Plan is subject to adjustment in the event of any stock dividend, stock split, combination of shares, recapitalization or other change in the outstanding common stock of the Company.  The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Board of Directors of the Company (the “Board”), which determination shall be conclusive.  The shares to be delivered under the Plan will, at the election of the Company, be newly issued shares purchased directly from the Company, shares purchased on the open market, or treasury shares not reserved for any other purpose, or a combination thereof.  Ordinarily, shares purchased in an Offering (defined below) will be newly issued shares or treasury shares and shares acquired through reinvestment of a participant’s cash dividends will be shares purchased on the open market.

3.           Administration of the Plan.  The Plan shall be administered by or under the direction of the Human Resources and Compensation Committee (the “Committee”) of the Board, which may delegate some or all of its duties and authority to one or more employees of PNMR Services Company.  The Committee may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder.  The Committee may consult with counsel for the Company on any matter arising under the Plan.  All determinations and decisions of the Committee shall be conclusive.

4.           Eligible Employees.  All Eligible Employees (as defined below) of the Company and all Eligible Employees of each corporate subsidiary of the Company (as defined in Code Section 424(f)) that is designated by the Board of Directors of the Company as a participant in the Plan (such participating subsidiary being hereinafter called a “Participating Subsidiary”) are eligible to participate in the Plan.  An “Eligible Employee” is an employee who is in the active service of the Company or a Participating Subsidiary on the applicable Subscription Deadline (as defined below) excluding, however, (a) any employee whose customary employment is less than 20 hours per week and less than 5 months per calendar year, and (b) any employee who has not completed 6 months of service, and (c) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Internal Revenue Code of 1986, as amended) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

5.           Offerings.

(a)              Offering.  The Plan shall be implemented by a series of six-month offerings (the “Offerings”), with a new Offering commencing on January 1 and July 1 of each year, except that the initial Offering shall begin on July 1, 2003.  Each Offering commencing on January 1 of any year shall end on June 30 of that year, and each Offering commencing on July 1 of any year shall end on the December 31 of that year.  The first business day of each Offering is the “Offering Date” for that Offering.

(b)              Purchase Dates.  The following dates are the respective two “Purchase Dates” for each Offering:

(i)      March 31 and June 30 for the Offering beginning January 1 of each year; and

(ii)     September 30 and December 31 for the Offering beginning July 1 of each year.

(c)              Grants; Limitations.  On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of common stock on the Purchase Dates for the Offering for the price determined under paragraph 7 of the Plan exclusively through payroll deductions authorized under paragraph 6 of the Plan; provided, however, that no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of fair market value of shares (determined at the date of grant) for each calendar year in which such option is outstanding.

6.           Participation in the Plan.

(a)              Initiating Participation.  An Eligible Employee may elect to participate in an Offering under the Plan by completing a subscription agreement authorizing payroll deductions.  The subscription and payroll deduction authorization must be filed no later than the “Subscription Deadline,” which shall be a number of days prior to the Offering Date with the exact number of days being established from time to time by the Committee by written notice to Eligible Employees.  Once filed, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated, and upon the expiration of an Offering the participants in that Offering will be automatically enrolled in the new Offering starting the following day.  The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the participant from each of the participant’s paychecks during the Offering.  The designated amount to be deducted from each paycheck may not be less than 1% or more than 10% of the participant’s Compensation (as defined below) for the period covered by the paycheck.  If payroll deductions are made by a Participating Subsidiary, that corporation will promptly remit the amount of the deductions to the Company.

(b)              Definition of Compensation.  “Compensation” means the participant’s pay reportable on IRS Form W-2 (under Section 3401(a) of the Code), adjusted as follows:

(i)         Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code shall be included.

(ii)         Expense reimbursements, disability benefits, payments from a nonqualified deferred compensation arrangement, stock option income, and adjustments for overseas employment (other than any transfer premium) shall be excluded.

(iii)         Any payment representing excess vacation or paid time-off accruals (where such excess represents vacation or time-off not taken) shall be excluded.

(iv)         Any payment representing bonus payments shall be excluded.

(c)              Amending Participation.  After a participant has begun participating in the Plan by initiating payroll deductions, the participant may amend the payroll deduction authorization (i) once only at any time during any Offering to decrease the amount of payroll deductions, and (ii) effective for the first paycheck of a new Offering to either increase or decrease the amount of payroll deductions.  A permitted change in payroll deductions shall be effective for any pay period only if notice is received by the Company at least some number of days prior to the payday for that pay period, with the exact number of days being established from time to time by the Committee by written notice to participants.  Notwithstanding the foregoing, if the amount of payroll deductions from any participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in paragraph 5(c) above, then (x) a participant’s payroll deductions may be decreased during any Offering scheduled to end during the current calendar year to 0%, and (y) payroll deductions shall recommence at the rate provided in such participant’s then effective payroll deduction authorization at the beginning of the first Offering that is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 6(d).

(d)              Terminating Participation.  After a participant has begun participating in the Plan by initiating payroll deductions, the participant may terminate participation in the Plan by submitting a “Notice of Termination” form to the PNMR Services Company Benefits Department or electronically completing the required documentation provided by the PNMR Services Company Benefits Department through the Custodian at least some number of days prior to a Purchase Date, with the exact number of days being established from time to time by the Committee by written notice to participants.  A participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering.  Upon termination of a participant’s participation in the Plan, (1) all amounts deducted from the participant’s Compensation and not previously used to purchase shares under the Plan shall be paid without interest to the participant after receipt of the participant’s Notice of Termination and no further payroll deductions will be made during the Offering or until the applicable Eligible Employee initiates participation again in accordance with paragraph 6(a) above, and (2) the participant’s option for the current Offering period will be automatically terminated.  Participation in the Plan shall also terminate when a participant ceases to be an Eligible Employee for any reason, including death or retirement.

7.           Option Price.  The price at which shares shall be purchased in an Offering shall be 95% of the fair market value of a share of common stock on the Purchase Date of the Offering.  The fair market value of a share of common stock on any date shall be the closing price of the common stock for such date (or, in the event that the common stock is not traded on such date, the immediately preceding trading day) as reported on the New York Stock Exchange or, if the common stock is not traded on the New York Stock Exchange, such other reported value of the common stock as shall be specified by the Board.

8.           Purchase of Shares.  All amounts withheld from the Compensation of a participant shall be credited to his or her account under the Plan.  No interest will be paid on such accounts.  Unless a participant terminates participation in the Plan pursuant to paragraph 6(d) above, on each Purchase Date, the amount of the account of each participant will be applied to the purchase of shares (including fractional shares) by such participant from the Company at the price determined under paragraph 7 above.  Any cash balance remaining in a participant’s account after a Purchase Date as a result of the limitations set forth in paragraph 5(c) above shall be retained and used during a subsequent Purchase Date in the following calendar year unless the participant requests that such excess amounts be paid to the participant or unless the participant terminates participation in the Plan pursuant to paragraph 6(d).

9.           Delivery and Custody of Shares.  Shares purchased by participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Committee.  The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual participants.  By appropriate instructions to the Custodian, a participant may from time to time sell all or part of the shares held by the Custodian for the participant’s account at the market price at the time the order is executed.  If a participant desires to sell all of the shares in his or her account, the Custodian or the Company will purchase any fraction of a share in the account at the same price per share that the whole shares are sold on the market.  By appropriate instructions to the Custodian, a participant may obtain a transfer into the participant’s own name of all or part of the whole shares held by the Custodian for the participant’s account and delivery of such whole shares to the participant; however no shares may be transferred until two years after the Offering Date of the Offering in which the shares were purchased.

10.           Records and Statements.  The Custodian will maintain the records of the Plan.  As soon as practicable after each Purchase Date each participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares.  Participants will be furnished such other reports and statements, and at such intervals, as the Committee shall determine from time to time.

11.           Expense of the Plan.  The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a participant or into his or her brokerage account.  The Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a participant.  Expenses to be paid by a participant will be deducted from the proceeds of sale prior to remittance.

12.           Transferability.  The right to purchase shares under this Plan is not transferable by a participant, and such right is exercisable during the participant’s lifetime only by the participant.  Upon the death of a participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the participant upon a proper showing of authority.

13.           Dividends and Other Distributions; Reinvestment.  Stock dividends and other distributions in shares of common stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective participants entitled thereto.  Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the participants entitled thereto.  Cash dividends, if any, on shares held by the Custodian will be reinvested in common stock on behalf of the participants entitled thereto.  The Custodian shall establish a separate account for each participant for the purpose of holding shares acquired through reinvestment of the participant’s dividends.  Shares acquired through reinvestment of the participant’s dividends will not be acquired at any discount from the purchase price.  Prior to each dividend payment date, the Company shall advise the Custodian whether to acquire shares for reinvestment of cash dividends from newly issued shares purchased directly from the Company, treasury shares purchased directly from the Company, shares purchased in the open market, or a combination thereof.  The purchase price of newly-issued or treasury shares purchased directly from the Company will be the average of the high and low sales price of shares reported on the New York Stock Exchange on the dividend payment date.  The purchase price of shares purchased in the open market with reinvested dividends will be the weighted average price, including trading fees, incurred in connection with the purchase of such shares.  On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of cash dividends payable with respect to all shares held by the Custodian for participants’ accounts under the Plan.  As soon as practicable thereafter, the Custodian shall use all of the funds so received to purchase shares of common stock directly from the Company or in the public market, as the case may be, and shall then allocate such shares (including fractional shares) among the dividend reinvestment accounts of the participants pro rata based on the amount of dividends reinvested for each participant.  A participant may sell or transfer shares in the participant’s dividend reinvestment account in accordance with paragraph 9 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

14.           Voting and Shareholder Communications.  In connection with voting on any matter submitted to the shareholders of the Company, the Custodian will furnish to the participant a proxy authorizing the participant to vote the shares held by the Custodian for his or her accounts.  Copies of all general communications to shareholders of the Company will be sent to participants in the Plan.

15.           Tax Withholding.  In the event that the Company or any Subsidiary is required to withhold any Federal, state, local or foreign taxes in respect of any compensation or other income realized by the Participant, the Company or Such Subsidiary may deduct from any payments of any kind otherwise due to such Participant, including without limitation the proceeds of any sale of Common Stock for the account of the Participant, the aggregate amount of such Federal, state, local or foreign taxes required to be withheld or, if such payments are insufficient to satisfy such Federal, state, local or foreign taxes, the Participant will be required to pay to the Company or such Subsidiary, or make other arrangement satisfactory to the Company or such Subsidiary regarding payment to the Company or such Subsidiary of, the aggregate amount of any such taxes.

16.           Responsibility and Indemnity.  Neither the Company, the Board, the Committee, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance.  The Company will indemnify and save harmless the Board, the Committee and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan as permitted under the Company’s By-laws or otherwise.

17.           Conditions and Approvals.  The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company.  The Company will use its best effort to comply with such laws, regulations and rules and to obtain such approvals.

18.           Amendment and Termination of the Plan.  Except as provided below, the Committee may, in its discretion, amend or terminate the Plan without the consent of the Company’s shareholders or Plan participants except that:  (a) any such Committee action must be approved by the Company’s shareholders within one year after such Committee action if shareholder approval is required by any federal or state law or regulation or the rules of any automated quotation system or stock exchange on which the Company’s stock is then quoted or listed, or if shareholder approval is needed for the Plan to continue to meet the requirements of Section 423 of the Code; and (b) the Committee must obtain the affected participant’s consent if the Plan is amended to materially and adversely affects the rights of such participant with respect to outstanding purchase rights relating to any Offering that has been completed prior to such Committee action.  The foregoing notwithstanding, upon termination of the Plan the Committee may (i) elect to terminate all outstanding purchase rights at such time as the Committee may designate, and all cash contributed to the Plan that remains in a participant’s account will be returned to the participant (without interest) as promptly as practicable, or (ii) shorten the Offering or Purchase Dates to such period determined by the Committee and use amounts credited to a participant’s account to purchase common stock.

19.           Additional Restrictions of Rule 16b-3.  The terms and conditions of options granted under this Plan, and the purchase of shares of common stock of the Company by persons subject to Section 16 of the Securities and Exchange Act of 1934, as amended (the “Act”), shall comply with the applicable provisions of Rule 16b-3.  This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon the exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Act with respect to Plan transactions.

IN WITNESS WHEREOF, the Company has caused this PNM Resources, Inc. Employee Stock Purchase Plan to be executed and to become effective as of May 28, 2008.

PNM RESOURCES, INC.

By:           /s/ Alice A. Cobb
Its: SVP & Chief Administrative Officer